77. (C)  Matters submitted to a vote of security holders


On May 20, 2004, the Trust held a joint special meeting of shareholders of the Cash Reserves Fund, U.S. Government Money Market Fund, Tax Free Money Market Fund and New York Municipal Money Market Fund (the "Funds") to: consider for approval a new investment advisory agreement between the Funds and Boston Advisors, Inc. ("Proposal 1"); consider for approval a new subadvisory agreement among the Cash Reserves Fund, U.S. Government Money Market Fund, Boston Advisors, Inc. and MONY Capital Management, Inc. ("Proposal 2"); elect five trustees to serve on the board of trustees of the Funds ("Proposal 3"). The results of the shareholder vote were as follows:

PROPOSAL 1

Cash Reserves Fund:
For: 1,264,754,019.78 (equal to 97.77% of outstanding shares);
Against: 8,723,645.78 (equal to 0.67% of outstanding shares);
Abstain: 8,503,541.99 (equal to 0.66% of outstanding shares).

U.S. Government Money Market Fund:
For: 182,405,779.95 (equal to 99.53% of outstanding shares);
Against: 978,618.94 (equal to 0.53% of outstanding shares);
Abstain: 1,173,326.57 (equal to 0.64% of outstanding shares).

Tax Free Money Market Fund:
For: 80,303,645.31 (equal to 98.93% of outstanding shares);
Against: 317,237.19 (equal to 0.39% of outstanding shares);
Abstain: 324,637.55 (equal to 0.40% of outstanding shares).

New York Municipal Money Market Fund:
For: 137,794,813.70 (equal to 97.99% of outstanding shares);
Against: 734,292.41 (equal to 0.52% of outstanding shares);
Abstain: 1,877,044.03 (equal to 1.34% of outstanding shares).

PROPOSAL 2

Cash Reserves Fund:
For: 1,263,179,473.47 (equal to 97.63% of outstanding shares);
Against: 10,197,461.70 (equal to 0.79% of outstanding shares);
Abstain: 8,503,541.99 (equal to 0.66% of outstanding shares).

U.S. Government Money Market Fund:
For: 182,199,397.08 (equal to 99.41% of outstanding shares);
Against: 1,162,890.67 (equal to 0.64% of outstanding shares);
Abstain: 1,195,459.71 (equal to 0.65% of outstanding shares)

PROPOSAL 3

The shareholders of the Funds have voted jointly for each nominee as follows:

Mr. Anathan: 1,673,830,862.36 (equal to 98.52% of shares voted); Mr. Botwinick: 1,674,140,509.13 (equal to 98.54% of shares voted); Mr. Chang: 1,674,646,239.18 (equal to 98.57% of shares voted);
Mr. Peach: 1,674,733,509.35 (equal to 98.57% of shares voted);
Ms. Zuckerwise: 1,674,260,763.87 (equal to 98.55% of shares voted)




The votes withheld for each nominee are as follows:

Mr. Anathan: 14,059,740.84 (equal to 0.83% of shares voted); Mr. Botwinick: 13,750,094.07 (equal to 0.81% of shares voted); Mr. Chang: 13,244,364.01 (equal to 0.78% of shares voted);
Mr. Peach: 13,157,093.85 (equal to 0.77% of shares voted);
Ms. Zuckerwise: 13,629,839.32 (equal to 0.80% of shares voted)